UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2012 (January 18, 2012)

BIONEUTRAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-149235	26-0745273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Madison Avenue, Suite 400, Morristown, New Jersey		07960
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 285-3373

211 Warren Street, Newark, New Jersey
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 18, 2012, BioNeutral Group, Inc. a Nevada corporation (the “Company”) entered into a Collaborative Agreement (the “Agreement”) with Saint Barnabas Corporation, a not for profit corporation organized under the laws of the state of New Jersey (“Barnabas Health”).  Pursuant to the Agreement, the parties agreed to develop protocols for the testing of Ygiene 206, a detergent cleaner, disinfectant (90 seconds) and sporicidal sterilant (20 minutes) produced by the Company (the “Product”).  The parties further agreed that Barnabas Health shall assist and collaborate with the Company in testing new sporicidal formulations and applications of the Product.  All test results and reports will be provided to the Company by Barnabas Health as and when completed, together with all raw data and other information related to the testing, use and evaluation of the Product.

In addition, the Agreement provides that Barnabas Health shall have the first right to publish in medical or academic journals the results of the testing and evaluation of the Product, subject to certain conditions set forth in the Agreement.  Further, the Company and Barnabas Health have agreed to a division of revenue earned from the use or sale of the Product, as set forth in the Agreement.

All intellectual property rights relating to the Product, and any developments, formulations, uses, applications, enhancements, discoveries, inventions and improvements pertaining thereto, including all uses thereof, shall remain the exclusive property of the Company.

A copy of the Agreement has been included as Exhibit 10.1 to this current report on Form 8-K.

Item 8.01. Other Events.

On January 24, 2012, the Company issued a press release announcing the entry into the Agreement with Barnabas Health.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Collaboration Agreement dated January 18, 2012
99.1	Press Release dated January 24, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

January 25, 2012	BIONEUTRAL GROUP, INC.

By: /s/ Andrew Kielbania
Name: Andrew Kielbania
Title: Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Collaboration Agreement dated January 18, 2012
99.1	Press Release, dated January 24, 2012